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                                                                    EXHIBIT 4.11


                          CERTIFICATE OF DESIGNATIONS

                                       OF

                SERIES E MANDATORY EXCHANGEABLE PREFERRED STOCK
                                       OF
                           FEDERAL-MOGUL CORPORATION
                     PURSUANT TO SECTION 21.200(302) OF THE
                       MICHIGAN BUSINESS CORPORATION ACT


     FEDERAL-MOGUL CORPORATION (the "Corporation"), a corporation organized and existing under the Michigan Business Corporation Act, hereby certifies, pursuant to Section 21.200(302) of the Michigan Business Corporation Act, that on February 4, 1998 the following resolution was adopted by the Board of Directors of the Corporation:

     RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter referred to as the "Board of Directors" or the "Board") by the provisions of the Second Restated Articles of Incorporation, as amended, of the Corporation and the Michigan Business Corporation Act, the Board of Directors hereby creates a series of Preferred Stock of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof, as follows:

     Section 1.  Designation; Number of Shares; Special Purpose.

     (a) The shares of this series of Preferred Stock shall be designated as Series E Mandatory Exchangeable Preferred Stock (the "Exchangeable Preferred Stock"), and the number of shares constituting such series shall be 1,050,000.

     (b) Shares of Exchangeable Preferred Stock shall be issued by the Corporation only as consideration in connection with the Corporation's acquisition of certain equity interests pursuant to the Equity Purchase Agreement (the "Agreement"), dated as of January 9, 1998, by and among the Corporation and the Sellers named therein, and such shares of Exchangeable Preferred Stock shall be issued to the Sellers upon the consummation of the transactions contemplated by the Agreement.

     Section 2.  Dividends and Distributions.

     (a) The holders of outstanding shares of Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds at the time legally available therefor, a cash dividend (a "Cash Dividend") in an amount equal to $2.40 per share per annum, which shall be fully cumulative, and shall be payable quarterly in arrears, in an amount of $0.60 per quarter, on the last day of each of March, June, September and December (each such date, a "Cash Dividend Payment Date"), commencing on March 31, 1998, to holders



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of record of Exchangeable Preferred Stock at the start of business on the tenth
Business Day (as defined in Section 8(f) hereof) prior to such Cash Dividend Payment Date; provided, however, that in the event that the outstanding shares of Exchangeable Preferred Stock are not exchanged for common stock of the Corporation ("Common Stock") by the Corporation pursuant to Section 6(a) hereof on or prior to February 24, 1999, the amount of the Cash Dividend thereafter shall equal the Increased Dividend Amount for the relevant period, and shall be payable quarterly in arrears. The amount of the Cash Dividend payable in respect of any period in which the applicable per annum dividend amount is increased pursuant to the preceding sentence shall be computed based on the actual number of days in such period during which each per annum dividend amount is in effect. The amount of the Cash Dividend payable in respect of the initial Cash Dividend Payment Date and in respect of any other period shorter than a full quarterly period shall be computed on the basis of the actual number of days in such period and the actual number of days in the year. In the event that any Cash Dividend Payment Date shall fall on any day other than a Business Day, the dividend payment due on such Cash Dividend Payment Date shall be paid on the Business Day immediately preceding such Cash Dividend Payment Date. Cash Dividends shall begin to accrue on outstanding shares of Exchangeable Preferred Stock from the initial issuance thereof and shall accrue on a daily basis whether or not the Corporation shall have earnings or surplus at the time. Unpaid Cash Dividends shall cumulate as of the Cash Dividend Payment Date on which they first become payable. No interest shall be payable in respect of any Cash Dividend that may be in arrears. With respect to any share of Exchangeable Preferred Stock, all accrued and unpaid Cash Dividends to the Exchange Date (as defined in Section 2(e) hereof) with respect to such share shall be payable by the Corporation out of funds legally available therefor on such Exchange Date.

     (b) The "Increased Dividend Amount" shall equal: (i) from 12 months after closing to 13 months after closing, $14.35 per annum, (ii) from 13 months after closing to 14 months after closing, $16.40 per annum, (iii) from 14 months after closing to 15 months after closing, $18.45 per annum, (iv) from 15 months after closing to 16 months after closing, $20.50 per annum, (v) from 16 months after closing to 17 months after closing, $22.55 per annum, (vi) from 17 months after closing to 18 months after closing, $24.60 per annum, and (vii) thereafter $26.65 per annum.

     (c) In the event that the Corporation declares or pays or sets apart for payment any dividend (a "Securities Dividend") with respect to the Common Stock that is payable in the form of securities of the Corporation (other than pursuant to a transaction of the type described in Section 8(b) hereof), the Corporation shall declare or pay or set apart for payment, as the case may be, a per share dividend (a "Preferred Securities Dividend") with respect to the Exchangeable Preferred Stock in the same form of the Securities Dividend and equal to the Securities Dividend paid or declared or set apart for payment, as the case may be, on that number of shares of Common Stock equal to the number of shares of Common Stock for which such share of Exchangeable Preferred Stock would be exchanged (assuming the conditions precedent to such exchange had occurred in accordance with the terms hereof) pursuant to Section 6 hereof on the record date for such Securities Dividend. Any Preferred Securities Dividend shall be payable to the holders of record of Exchangeable Preferred Stock at the start of business on the record date for the related Securities Dividend.





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     (d)  In the event that full cumulative Cash Dividends on the Exchangeable
Preferred Stock and any payable Preferred Securities Dividend have not been declared and paid or set apart for payment, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of the Common Stock until full cumulative Cash Dividends on the Exchangeable Preferred Stock and any payable Preferred Securities Dividend shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in shares of Common Stock or in shares of any stock of the Corporation ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, on parity with or junior to the Exchangeable Preferred Stock, or (ii) the acquisition of shares of Common Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement of the Corporation or any subsidiary of the Corporation (including any employment, severance or consulting agreement) heretofore or hereafter adopted,
(B) pursuant to any contractual or other obligation of the Company existing as of the date of the initial issuance of the Exchangeable Preferred Stock, as the same may be amended, extended or renewed, or (C) in exchange solely for shares of Common Stock or any other stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, on parity with or junior to the Exchangeable Preferred Stock.

     (e) With respect to any share of Exchangeable Preferred Stock, from and after the earlier of the effective date of the conversion of such share pursuant to Section 5 hereof and the Effective Date (such earlier date, the "Exchange Date"), no dividends shall accrue with respect to such share.

     Section 3. Voting Rights. Except as otherwise required by law, holders of Exchangeable Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action; provided, however, that in the event the Exchangeable Preferred Stock is not exchanged for Common Stock pursuant to Section 6 hereof on or prior to February 24, 1999, the holders of Exchangeable Preferred Stock shall thereafter be entitled to vote with the holders of Common Stock as a single class, and for such purposes, each share of Exchangeable Preferred Stock shall be treated as equal to the number of shares of Common Stock for which such share of Exchangeable Preferred Stock would be exchanged (assuming the conditions precedent to such exchange had occurred in accordance with the terms hereof) pursuant to Section 6 hereof on the record date with respect to the matter to be voted upon.

     Section 4.  Liquidation, Dissolution or Winding-Up.

     (a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Exchangeable Preferred Stock shall be entitled to receive out of assets of the Corporation which remain after satisfaction in full of all valid claims of creditors of the Corporation and which are available for payment to stockholders, and subject to the rights of the holders of any stock of the Corporation ranking senior to or on parity with the Exchangeable Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the





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Corporation, an amount per share of Exchangeable Preferred Stock equal to the amount that shall be paid or distributed with respect to the number of shares of Common Stock for which such share of Exchangeable Preferred Stock would be exchanged pursuant to Section 6 hereof (assuming the conditions precedent to such exchange had occurred in accordance with the terms hereof) on the record date for such payment or distribution, rounded to the nearest one-tenth of a share; it being understood that whenever the Exchange Ratio is adjusted as provided in Section 8 hereof, the rights of the holders of Exchangeable Preferred Stock to receive distributions and payments pursuant to this Section 4(a) shall be similarly adjusted. The holders of shares of Exchangeable Preferred Stock shall be treated as holders of the number of shares of Common Stock for which such shares of Exchangeable Preferred Stock would then be exchanged pursuant to Section 6 hereof (assuming the conditions precedent to such exchange had occurred in accordance with the terms hereof) for all purposes in connection with determining the payments and distributions such holders may be entitled to pursuant to this Section 4(a), including, without limitation, the determination of the aggregate and per share amounts to be distributed to the holders of Common Stock and Exchangeable Preferred Stock.

     (b) Neither the merger or consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, nor the sale, lease, transfer or other exchange of all or any portion of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up of the affairs of the Corporation for purposes of this Section 4.

     Section 5.  Optional Conversion into Common Stock.

     (a) In the event the Corporation makes a Qualified Public Offering (as defined below), each holder of shares of Exchangeable Preferred Stock shall be entitled to have a number of shares (determined pursuant to Section 5(b) hereof) of Exchangeable Preferred Stock converted upon the closing of such Qualified Public Offering into shares of Common Stock for the purpose of the secondary sale of such shares of Common Stock in such Qualified Public Offering; provided, however, that, with respect to any shares of Common Stock to be included in any over-allotment option granted in connection with such Qualified Public Offering, the corresponding shares of Exchangeable Preferred Stock shall be converted into Common Stock only upon the closing of a sale pursuant to such over-allotment option. Shares of Exchangeable Preferred Stock to be converted into Common Stock in connection with a Qualified Public Offering shall be converted at the Exchange Ratio in effect at the time of the closing of the Qualified Public Offering; provided, however, that, with respect to any shares of Common Stock to be included in any over-allotment option granted in connection with such Qualified Public Offering, the corresponding shares of Exchangeable Preferred Stock shall be converted at the Exchange Ratio in effect at the time of the closing of a sale pursuant to such over-allotment option. The term "Qualified Public Offering" shall mean the first underwritten offering of Common Stock made by the Corporation for its own account after the date hereof and prior to January 1, 1999 pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act").





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     (b)   In the event that the Corporation proposes to file a registration statement under the Securities Act with respect to a Qualified Public Offering, the Corporation shall give written notice (the "Offering Notice") of such proposed filing to the holders of Exchangeable Preferred Stock at least 21 days prior to the anticipated filing date. The maximum aggregate number of shares of Common Stock which holders may receive upon conversion of Exchangeable Preferred Stock in connection with the Qualified Public Offering shall equal the aggregate number of shares of Common Stock that is to be sold by holders of Exchangeable Preferred Stock in such Qualified Public Offering and in the over-allotment option granted to the underwriters in connection with such Qualified Public Offering.

     (c) Within 14 days after the Offering Notice is given, any holder that elects to have shares of Exchangeable Preferred Stock converted into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock, duly assigned or endorsed for transfer to the underwriters of the Qualified Public Offering (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or such other place as the Corporation shall direct. Such shares shall be accompanied by a signed notice of conversion which shall state that such holder elects to convert shares pursuant to, and in accordance with, this Section 5 and shall specify (i) the number of shares of Exchangeable Preferred Stock such holder elects to convert,
(ii) the name or names in which a check or checks from the underwriters shall be made payable in consideration for any shares of Common Stock sold in the Qualified Public Offering and in which a new certificate or certificates representing shares of Exchangeable Preferred Stock not converted shall be issued, and (iii) the address to which such holder wishes delivery to be made of such checks and certificates.

     (d) On the closing date of the Qualified Public Offering or the closing date of the sale pursuant to the related over-allotment option, as the case may be, the Corporation shall issue and send to the managing underwriter or underwriters or to the designee of the managing underwriter or underwriters, in the name and at the address designated by the managing underwriter or underwriters, a certificate or certificates representing the number of shares of Common Stock into which shares of Exchangeable Preferred Stock shall have been converted pursuant to this Section 5. In the event that there shall have been surrendered a certificate or certificates representing shares of Exchangeable Preferred Stock only a portion of which are converted pursuant to this Section 5, after the closing or expiration of any over-allotment option granted in connection with the Qualified Public Offering, the Corporation shall issue and deliver to the surrendering holder of such shares or such holder's designee a new certificate or certificates representing the number of shares of Exchangeable Preferred Stock which shall not have been converted.

     (e) The issuance by the Corporation of shares of Common Stock upon a conversion of shares of Exchangeable Preferred Stock pursuant to this Section 5 shall be effective as of the closing of the Qualified Public Offering or the closing of the related over-allotment option, as the case may be. On and after the effective date of such conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no payment, allowance or





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adjustment shall be made in respect of dividends or distributions payable to holders of Common Stock the record date for which coincides with or is prior to such effective date. In the event a proposed Qualified Public Offering is not completed or a sale pursuant to the related over-allotment option is not made, as the case may be, the shares of Exchangeable Preferred Stock that a holder elected to convert into Common Stock in connection with such proposed offering or such over-allotment option, as the case may be, shall not be converted to Common Stock, and the certificates for such shares of Exchangeable Preferred Stock shall be returned to the holder that surrendered such shares to the Corporation.

     (f) The Corporation shall not be obligated to deliver to holders of Exchangeable Preferred Stock any fractional share or shares of Common Stock issuable upon any conversion of such shares of Exchangeable Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

     Section 6.  Mandatory Exchange.

     (a) On the earlier of (i) the date which is fifteen business days after the date on which the Corporation receives from the holders of at least two-thirds of the outstanding shares of Exchangeable Preferred Stock written consents to the exchange of Exchangeable Preferred Stock for Common Stock pursuant to this Section 6(a), (ii) the effective date of the registration statement filed in connection with the first request for registration pursuant to Section 2(a) of the Registration Agreement, and (iii) February 24, 1999, all outstanding shares of Exchangeable Preferred Stock shall be exchanged by the Corporation for shares of Common Stock at the Exchange Ratio in effect at the time such exchange is consummated, which exchange shall be effective as of such date; provided, however, that no shares of Exchangeable Preferred Stock shall be exchanged for shares of Common Stock until the Corporation's Second Restated Articles of Incorporation have been amended to authorize additional shares of Common Stock for issuance; and provided, further, that in the event that by operation of the preceding proviso the Exchangeable Preferred Stock has not been exchanged for Common Stock by February 24, 1999, all outstanding shares of Exchangeable Preferred Stock shall be exchanged by the Corporation for shares of Common Stock on the date which is fifteen business days after the date on which the Corporation's Second Restated Articles of Incorporation are amended to authorize additional shares of Common Stock for issuance.

     (b) At least 5 days prior to the effective date (the "Effective Date") of the exchange made pursuant to this Section 6, the Corporation shall give written notice (an "Exchange Notice") of such exchange and the Effective Date to the Sellers' Representatives. On or after the Effective Date, the Corporation shall issue, upon surrender at the Corporation's principal executive office or such other place as the Corporation shall direct of a certificate representing a share or shares of Exchangeable Preferred Stock, to the holder of such Exchangeable Preferred Stock or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon such exchange.





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     (c)  On and after the Effective Date, the person or persons entitled to receive the Common Stock issuable upon the exchange made pursuant to this
Section 6 shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no payment, allowance or adjustment shall be made in respect of dividends or distributions payable to holders of Common Stock the record date for which coincides with or is prior to such Effective Date.

     (d) The Corporation shall not be obligated to deliver to holders of Exchangeable Preferred Stock any fractional share or shares of Common Stock issuable upon the exchange of such shares of Exchangeable Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

     (e) So long as the Corporation uses its best efforts to take such steps as are necessary so that the Corporation's Second Amended Restated Articles of Incorporation are amended to authorize additional shares of Common Stock, in the event the Exchangeable Preferred Stock is not exchanged for shares of Common Stock pursuant to Section 6(a) hereof on or prior to February 24, 1999, the exclusive remedy available to holders of Exchangeable Preferred Stock shall be the right to receive the Increased Dividend Amount pursuant to Section 2(a) hereof.


     Section 7.  Consolidation, Merger and Similar Transactions.

     In the event that the Corporation shall consummate any consolidation, merger, recapitalization or similar transaction, however named, pursuant to which the outstanding shares of Common Stock are exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, outstanding shares of Exchangeable Preferred Stock shall, without any action on the part of the Corporation or any holder thereof, be automatically converted by virtue of such transaction, into the right to receive, on the same terms as apply to the holders of Common Stock, the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by a holder of the number of shares of Common Stock for which such shares of Exchangeable Preferred Stock would have been exchanged immediately prior to such transaction (assuming the conditions precedent to such exchange had occurred in accordance with the terms hereof), based on the Exchange Ratio then in effect. In the event that, in connection with such transaction, the holders of Common Stock may elect the kind of stock, securities, cash or other property receivable upon such transaction, the holders of Exchangeable Preferred Stock shall have the same rights and obligations with respect to such election as apply to the holders of Common Stock, and the failure of a holder of shares of Exchangeable Preferred Stock to exercise any such rights will result in such shares of Exchangeable Preferred Stock being converted in the same manner as would shares of Common Stock, the holder of which had failed to exercise such rights.

     Section 8.  Exchange Ratio; Anti-Dilution Adjustments.

     (a) The term "Exchange Ratio" shall mean, at any time, that number of shares of Common Stock into which a share of Exchangeable Preferred Stock is convertible or for which a share of Exchangeable Preferred Stock is exchangeable pursuant to Section 5 or Section 6,





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respectively, at such time.  Upon issuance of the Exchangeable Preferred Stock, the Exchange Ratio shall equal 5.

     (b) In the event the Corporation shall, at any time or from time to time while any of the shares of the Exchangeable Preferred Stock are outstanding,
(i) pay a dividend or make a distribution in respect of the Common Stock in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock into a greater number of shares, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Corporation (including a recapitalization to which Section 7 hereof does not apply), or otherwise, the Exchange Ratio in effect immediately prior to such action shall be adjusted by multiplying such Exchange Ratio by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock outstanding immediately before such event. An adjustment made pursuant to this Section 8(b) shall be given effect, in the case of the payment of such a dividend or distribution, as of the record date for the determination of shareholders entitled to receive such dividend or distribution, and in the case of a subdivision or combination, immediately as of the effective date thereof.

     (c) Notwithstanding any other provisions of this Section 8, the Corporation shall not be required to make any adjustment of the Exchange Ratio unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exchange Ratio. Any lesser adjustment shall be carried forward and shall be made no later than the earlier of (i) the time of the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in the Exchange Ratio (in which case such adjustments shall be aggregated and effected simultaneously), and (ii) immediately prior to the exchange of Exchangeable Preferred Stock made pursuant to Section 6 hereof.

     (d) If the Corporation shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Exchange Ratio pursuant to the foregoing provisions of this Section 8, the Board of Directors shall in its sole discretion consider whether such action is of such a nature that an adjustment to the Exchange Ratio should equitably be made in respect of such transaction. If in such case the Board of Directors determines that an adjustment to the Exchange Ratio should be made, an adjustment shall be made as determined by the Board of Directors of the Corporation. The determination of the Board of Directors as to whether an adjustment to the Exchange Ratio should be made pursuant to the foregoing provisions of this
Section 8(d), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all stockholders of the Corporation.

     (e) Whenever an adjustment to the Exchange Ratio is required pursuant to this Resolution, the Corporation shall forthwith place on file with the transfer agent for the Common Stock and the Exchangeable Preferred Stock, if any, and with the Secretary of the Corporation, a statement signed by an officer of the Corporation stating the adjusted Exchange Ratio determined





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as provided herein of the Exchangeable Preferred Stock.  Promptly after each adjustment to the Exchange Ratio, the Corporation shall mail a notice thereof and of the then prevailing Exchange Ratio to the Sellers' Representatives.

     (f) The term "Business Day" shall mean a day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in Detroit, Michigan or Chicago, Illinois are authorized to close.

     Section 9.  Ranking; Outstanding Shares; Retirement of Shares.

     (a) Except as set forth in Section 2 hereof, the Exchangeable Preferred Stock shall rank in parity with the Common Stock as to payment of dividends and the distribution of assets on liquidation, dissolution and winding-up of the Corporation, and unless otherwise provided in the Second Restated Articles of Incorporation of the Corporation, as the same may be amended from time to time, or a Certificate of Designations relating to a subsequent series of Preferred Stock of the Corporation, the Exchangeable Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to payment of dividends and the distribution of assets on liquidation, dissolution or winding-up of the Corporation; provided, however, that the Corporation shall not designate a series of the Corporation's preferred stock that would prohibit the exchange of Exchangeable Preferred Stock as provided herein or the payment of dividends thereon as provided herein.

     (b) For purposes of this Resolution, prior to the Effective Date, all shares of Exchangeable Preferred Stock issued by the Corporation shall be deemed outstanding except (i) from the date of the closing of a Qualified Public Offering or the closing of a sale pursuant to the related over-allotted option, as the case may be, all shares of Exchangeable Preferred Stock converted to Common Stock in connection with such Qualified Public Offering or such over-allotment option, as the case may be, pursuant to Section 5 hereof, and (ii) from the date of registration of transfer, all shares of Exchangeable Preferred Stock held of record by the Corporation or any majority-owned subsidiary of the Corporation. On and after the Effective Date, no shares of Exchangeable Preferred Stock shall be deemed outstanding, regardless of whether certificates representing such shares have been delivered to the Corporation for cancellation.

     (c) Any shares of Exchangeable Preferred Stock acquired by the Corporation by reason of the conversion or exchange of such shares as provided by this Resolution, or otherwise so acquired, shall be canceled as shares of Exchangeable Preferred Stock and restored to the status of authorized but unissued shares of Preferred Stock of the Corporation, undesignated as to series, and may thereafter be reissued as part of a new series of such Preferred Stock as permitted by law.

     Section 10.  Miscellaneous.

     (a) All notices referred to herein shall be given in writing, by first class mail postage prepaid, overnight courier or facsimile and shall be deemed effective upon receipt. Notices to the





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Corporation, shall be addressed to its office at 26555 Northwestern Highway,
Southfield, Michigan, 48034 (Attention: Secretary), facsimile (248) 354-7999. Notices to the Sellers' Representatives shall be addressed to the address of such Representatives as it appears from time to time on the books and records of the Corporation.

     (b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Exchangeable Preferred Stock or shares of Common Stock or other securities issued on account of Exchangeable Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Exchangeable Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Exchangeable Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid or is not payable.

     (c) In the event that a holder of shares of Exchangeable Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Exchangeable Preferred Stock should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such Exchangeable Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares, or such payment, to the address of such holder shown on the records of the Corporation.

     (d) Unless otherwise provided in the Second Restated Articles of Incorporation, as the same may be amended, of the Corporation, all payments in the form of dividends, distributions on voluntary or involuntary dissolution, liquidation or winding-up or otherwise made upon the shares of Exchangeable Preferred Stock and any other stock ranking on a parity with the Exchangeable Preferred Stock with respect to such dividend or distribution shall be made pro rata, so that amounts paid per share on the Exchangeable Preferred Stock and such other stock shall in all cases bear to each other the same ratio that the required dividends, distributions or payments, as the case may be, then payable per share on the shares of the Exchangeable Preferred Stock and such other stock bear to each other.

     (e) The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Exchangeable Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof to each holder of record of Exchangeable Preferred Stock.





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     (f)  The Corporation may amend this Resolution and the related Certificate of Designations from time to time as permitted by law; provided, however, that no such amendment adverse to the holders of Exchangeable Preferred Stock may be made without the written consent of the holders of a majority of the outstanding shares of Exchangeable Preferred Stock.

     (g) The Corporation shall use its best efforts to take such steps as are necessary so that the Common Stock into which Exchangeable Preferred Stock is converted pursuant to Section 5 hereof or for which Exchange Preferred Stock is exchanged pursuant to Section 6 hereof, shall be duly authorized and validly issued, and fully paid and nonassessable.

     IN WITNESS WHEREOF, I have executed and subscribed this Certificate of Designations and do affirm the foregoing as true under the penalties of perjury this 20th day of February, 1998.

                                   /s/ Thomas W. Ryan

                                   Name:     THOMAS W. RYAN
                                   Title:    Senior Vice President and
                                             Chief Financial Officer


     Attest:


     /s/ David A. Bozynski

     Name:     DAVID A. BOZYNSKI
     Title:    Vice President and Treasurer




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